Exhibit 10.19

Summary of BSA Plan

Share warrants, or BSAs, entitle a holder to exercise the warrant for the underlying vested shares at an exercise price per share determined by our board of directors and equal to the market value of an ordinary share on the date of grant. In addition to any exercise price payable by a holder upon the exercise of any share warrant, share warrants need to be subscribed for at a price equal to eight per cent (8%) of the market value of an ordinary share on the date of grant. There is no legal limitation to the size of the share warrant pool.

Administration. Pursuant to delegations granted at our annual shareholders’ meeting our board of directors determines the recipients, dates of grant and exercise price of share warrants, the number of share warrants to be granted and the terms and conditions of the share warrants, including the period of their exercisability and their vesting schedule. The board of directors has the authority to extend the post-termination exercise period of share warrants after the end of the term of office.

Share Warrants. Our share warrants are generally granted subject to a vesting schedule providing for twenty-five per cent (25%) at the expiration of one year following the date of grant and the remaining seventy-five per cent (75%) to be vested up to 1/36th per month as from the anniversary date of grant on expiry of each month. The term of share warrants is ten years from the date of grant.

Share warrants may not be transferred to any person subject to certain exceptions detailed in our BSA plan.

Change of Control. Most of our share warrants provide that in the event of a change of control, as defined in the relevant grant documents, unvested warrants will automatically vest in full.

Initial Public Offering. The share warrants granted by us will become immediately exercisable upon completion of our initial public offering.